Exhibit (m)(5)(i)

May 1, 2012

ING Partners, Inc.

7337 East Doubletree Ranch Road

Suite 100

Scottsdale, Arizona 85258-2034

Ladies and Gentlemen:

By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, ING Investments Distributor, LLC (the “Distributor”) agrees to waive, from May 1, 2012 through May 1, 2013, a portion of its service fee and/or reimburse expenses in amounts necessary so that after such waivers and/or reimbursements, the maximum total operating expense ratios of the Service Class shares of ING Baron Growth Portfolio, formerly known as ING Baron Small Cap Growth Portfolio, a series of ING Partners, Inc., shall be as follows:

Maximum Operating Expense Ratios (as a percentage of average net assets)
Series	Service Class

ING Baron Growth Portfolio (formerly, ING Baron Small Cap Growth Portfolio)	1.31%

The Distributor acknowledges that: (1) it shall not be entitled to collect on or make a claim for waived fees at any time in the future; and (2) it shall not be entitled to collect on or make a claim for reimbursed expenses at any time in the future.

ING Investments Distributor, LLC

By:	/s/ Michael J. Roland
Michael J. Roland
Executive Vice President

Accepted:

By:	/s/ Todd Modic
Todd Modic
Senior Vice President
ING Partners, Inc.

7337 E. Doubletree Ranch Rd. Suite 100 Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2700 www.ingfunds.com	ING Investments Distributor, LLC